EXHIBIT 5.1

NaeroDynamics, Inc.

555 N. El Camino RealL #A418

San Clemente, CA 92672

Re:	NaeroDynamic, Inc.
Reigstration Statement on Form S-1

To the Board of Directors:

You have requested my opinion as special counsel for NaeroDynamics, a Colorado corporation (“Company”) for the limited purpose of rendering this opinion in connection with the Company’s Registration Statement on Form S-1 and the Prospectus included therein (collectively, “Registration Statement”) relating to the proposed offering by the Company to the public of an aggregate of 500,000,000 shares of the Company’s Common Stock, $0.0001 par value (“Shares”), to be filed with the Securities and Exchange Commission (“Commission”). I was not engaged to prepare or review, and I have not prepared or reviewed, any portion of the Registration Statement. We express no opinion as to the accuracy or adequacy of the disclosure contained in the Registration Statement, and we hereby disclaim any responsibility for the content of the Registration Statement

The Shares are to be offered by the Company on a best efforts basis without any involvement of underwriters, as described in the Registration Statement. I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates, and written and oral statements of officers, directors, and accountants of the Company and of public officials, and other documents that I have considered necessary and appropriate for this opinion.

Upon the basis of the foregoing, I am of the opinion that the Shares, when sold pursuant to and in accordance with the Registration Statement and the documents described therein, will be validly issued, fully paid and non-assessable.

I express no opinion on the laws of any jurisdiction other than the Federal Securities Laws and the Colorado Revised Statutes, including its applicable statutory provisions, the rules and regulations underlying those provisions and the applicable judicial and regulatory determinations.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act (“Item 601”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein. We hereby consent to the statements with respect to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely yours,

By:	/s/ Nathaniel Reinking
Nathaniel Reinking